Page 1 of 4 Pages
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                                (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENT FILED
            PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURUSANT TO RULE 13d-2(b)


                           U.S. WIRELESS DATA, INC.
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                               (Name of Issuer)



                         Common Stock, $ .01 par value
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                        (Title of Class of Securities)



                                  912 899 408
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                                (CUSIP number)

                               January 14, 2003

            (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

         [  ]  Rule 13d-1 (b)

         [ X ] Rule 13d-1 (c)

         [  ]  Rule 13d -1 (d)
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The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO. 912899101                                          Page 2 of 4 Pages

1) Name of Reporting Person                           American Express Travel
                                                      Related Services
                                                      Company, Inc.

   S.S. or I.R.S. Identification No. of Above Person  13-4922250

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2) Check the Appropriate box if a Member of a Group   (a) [ ]  Sole
                                                      (b) [ ]  Joint Filing

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3) SEC Use Only

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4)  Citizenship or Place of Organization              New York

Number of Shares Beneficially Owned by
    Each Reporting Person With
          5) Sole Voting Power                        920,238
                                                      --------------------------
          6) Shared Voting Power                      -0-
                                                      --------------------------
          7) Sole Dispositive Power                   920,238
                                                      --------------------------
          8) Shared Dispositive Power                 -0-
                                                      --------------------------

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9)  Aggregate Amount Beneficially Owned by
    Each Reporting Person                             920,238

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10) Check if the Aggregate Amount in Row (9)
    Excludes Certain Shares                           [ ]

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11) Percent of Class Represented by Amount in Row 9   5.4%

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12) Type of Reporting Person                          CO

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
CUSIP NO. 912899101                                          Page 3 of 4 Pages

1(a) Name of Issuer:                                  U.S. Wireless Data, Inc.

1(b) Address of Issuer's Principal Executive Offices: 750 Lexington Avenue,
                                                      20th Floor
                                                      New York, NY 10022

2(a) Name of Persons Filing:                          American Express
                                                       Travel Related Services
                                                       Company, Inc.

2(b) Address of Principal Business Office:            World Financial Center
                                                      American Express Tower
                                                      New York, New York 10285

2(c) Citizenship or Place of Organization:            See Item 4 of cover page.

2(d) Title of Class of Securities:                    Common Stock,
                                                      $.01 par value

2(e) CUSIP Number:                                    912899101

3    Information if statement is filed pursuant to
     Rule 13d-1(b)or 13d-2(b):                        Not applicable

4(a) Amount Beneficially Owned:                       See Item 9 of Cover Page

4(b) Percent of Class:                                See Item 11 of Cover Page

4(c) Number of shares as to which such person has:
     (i)   sole power to vote or to direct the vote   See Item 5 of Cover Page
     (ii)  shared power to vote or to direct the vote See Item 6 of Cover Page
     (iii) sole power to dispose or to direct the
           disposition                                See Item 7 of Cover Page
     (iv)  shared power to dispose or to direct the
           disposition                                See Item 8 of Cover Page

CUSIP NO. 912899101                                          Page 4 of 4 Pages

5    Ownership of Five Percent or Less of a Class     Not Applicable

6    Ownership of More than Five Percent on Behalf
     of Another Person                                Not Applicable

7    Identification and Classification of the
     Subsidiary which Acquired the Security Being
     Reported on By the Parent Holding Company        Not Applicable

8    Identification and Classification of Members of
     the Group                                        Not Applicable

9    Notice of Dissolution of Group                   Not Applicable

10   Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 15, 2003
                          AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.




                                                  By:     /s/ Stephen P. Norman
                                                  Name:   Stephen P. Norman
                                                  Title:  Secretary